Securities And Exchange Commission
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 24, 2001

Daleen Technologies, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-27491	65-0944514

(State or Other Jurisdiction	(Commission File Number)	(I.R.S.Employer
of Incorporation)		Identification No.)

1750 Clint Moore Road

Boca Raton, Florida	33487

(Address of principal executive offices)	(Zip Code)

(561) 999-8000
(Registrant’s telephone number, including area code)

Item 5 — Other Events.
Condensed Consolidated Balance Sheets
Condensed Consolidated Statements of Operations
SIGNATURES

Item 5 – Other Events.

Capsule Financial Information for the Three and Nine Months Ended September 30, 2001

     On October 24, 2001, Daleen Technologies, Inc., a Delaware corporation (the “Company”), reported its financial results for the three and nine months ended September 30, 2001. The Company reported revenue of $2.2 million and $10.8 million for the three and nine months ended September 30, 2001, respectively. Net loss for the third quarter, on an adjusted basis, was $7.3 million, or $0.33 per share. Net loss for the nine months ended September 30, 2001, on an adjusted basis, was $25.7 million, or $1.18 per share. See “Note on Adjusted Results of Operations” below for a description of the methods used to calculate net loss and net loss per share on an adjusted basis, including the goodwill impairment charge in the third quarter. Including the adjustments described in this note, the actual net loss per share for the three and nine months ended September 30, 2001, was $1.68 and $4.73, respectively.

     As of September 30, 2001, the Company had approximately $21 million in cash on hand.

     Following is certain capsule unaudited financial information with respect to the periods presented.

Daleen Technologies, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	September 30	December 31
	2001	2000

Assets

Current assets:

Cash and cash equivalents	$20,951	$22,268

Restricted cash	30	931

Accounts receivable, net	3,324	13,929

Costs in excess of billings	281	2,213

Other current assets	440	904

Total current assets	25,026	40,245

Property and equipment, net	5,218	10,146

Goodwill and other intangibles, net	7,553	44,726

Other assets	2,349	4,345

Total assets	$40,146	$99,462

Liabilities and Stockholders’ Equity

Current liabilities:

Accrued payroll and other accrued expenses	5,579	12,731

Accounts payable	1,145	2,968

Billings in excess of costs	1,292	1,466

Deferred revenue	1,374	2,944

Other current liabilities	20	1,061

Total current liabilities	9,410	21,170

Long term portion of capitalized lease	—	607

Total liabilities	9,410	21,777

Total stockholders’ equity	30,736	77,685

Total liabilities and stockholders’ equity	$40,146	$99,462

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Daleen Technologies, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations
(in thousands except per share data)
(unaudited)

	Three Months Ended		Nine Months Ended

	September 30	September 30	September 30	September 30
	2001	2000	2001	2000

Revenue:

License fees	$418	$9,456	$3,193	$22,247

Professional services and other	1,787	4,569	7,601	12,220

Total revenue	2,205	14,025	10,794	34,467

Cost of revenue:

License fees	1,236	201	1,604	586

Professional services and other	1,288	3,910	6,331	10,204

Total cost of revenue	2,524	4,111	7,935	10,790

Gross margin	(319)	9,914	2,859	23,677

Operating expenses:

Sales and marketing	1,826	4,061	8,781	9,896

Research and development	2,430	7,564	10,931	19,316

General and administrative	6,810	7,831	24,323	22,940

Restructuring and impairment charges	23,408	—	34,473	—

Total operating expenses	34,474	19,456	78,508	52,152

Operating loss	(34,793)	(9,542)	(75,649)	(28,475)

Total interest income and nonoperating income, net	447	488	990	1,914

Net loss	$(34,346)	$(9,054)	$(74,659)	$(26,561)

Less: preferred stock dividends	(2,447)	—	(28,512)	—

Net loss applicable to common shareholders	$(36,793)	$(9,054)	$(103,171)	$(26,561)

Net loss per share — basic and diluted	$(1.68)	$(0.42)	$(4.73)	$(1.23)

Weighted average outstanding shares — basic and diluted	21,870	21,755	21,823	21,635

Adjustments to net loss for goodwill and other intangibles, stock compensation expense, restructuring and impairment:

Goodwill, other intangibles, non-cash stock compensation expense, restructuring and impairment	27,078	4,130	48,986	11,867

Adjusted net loss (see note below):	(7,268)	(4,924)	(25,673)	(14,694)

Adjusted net loss per share — basic and diluted	$(0.33)	$(0.23)	$(1.18)	$(0.68)

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     Note on Adjusted Results of Operations: Net loss and net loss per share on an adjusted basis are computed by excluding amortization and the impairment of goodwill, non-cash stock compensation charges related to the issuance of certain stock options, restructuring and impairment charges and preferred stock dividends. The goodwill is related to the Company’s December 1999 acquisition of Inlogic Software Inc. and an impairment of goodwill was recorded in the third quarter of $23.4 million. The restructuring and impairment charges are related to the January 5 and April 10, 2001 restructuring actions. The preferred stock dividends relate to the beneficial conversion feature and warrant valuation recorded in connection with the Series F preferred stock offering. For the three and nine months ended September 30, 2001 these adjustments are approximately $29.5 million and $77.5 million, respectively. See “Information with Respect to Forward-Looking Statements” below.

INFORMATION WITH RESPECT TO FORWARD-LOOKING STATEMENTS

     Certain matters discussed in this report may be considered “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Those statements include statements regarding the intent, belief or current expectations of the Company and members of its management as well as the assumptions on which such statements are based. Prospective investors and stockholders are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. Important factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include variance of quarterly operating results; not yet achieving profitability; liquidity and capital resources; competition; need to expand sales and distribution capabilities; lengthy sales cycles and timing of contract awards; general economic conditions, including the economic conditions affecting the Company’s existing and prospective customers; ability to attract and retain qualified employees; the Company's continued use of strategic relationships to implement and sell our products; managing growth; planned international operations; meeting customer expectations; general market conditions, and quality of software delivered. These and additional important factors to be considered are set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2000, as amended, and in the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001 and June 30, 2001, each as amended. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

DALEEN TECHNOLOGIES, INC.

		By:	/s/ Jeanne Prayther

Dated:	October 24, 2001		Jeanne Prayther, Acting Chief Financial Officer, Secretary and Treasurer

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